Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Shereen P. Jones
Executive Vice President,
Chief Financial and
Investment Officer
Boykin Lodging Company
(216) 430-1200

Boykin Lodging Announces 2003 Financial Results

Cleveland, Ohio, February 24, 2004—
     Boykin Lodging Company (NYSE:BOY), a hotel real estate investment trust, today announced financial results for the fourth quarter and full year ended December 31, 2003.

Financial Highlights:

•	The Company’s net loss attributable to common shareholders was $3.6 million, or $0.21 per fully-diluted share for the 2003 fourth quarter, compared to a net loss of $2.5 million, or $0.15 per share, for the same period in the previous year. The net loss for the full year 2003 was $8.2 million, or $0.47 per fully-diluted share, compared with $1.5 million, or $0.09 per share, for the prior year.

•	Included in the 2003 fourth-quarter and full year results is a $2.8 million impairment loss related to one of the Company’s properties. Net of minority interests, the impairment charge approximated $1.3 million, or approximately $0.07 per share.

•	Funds from operations attributable to common shareholders (FFO) of $2.1 million, or $0.12 per fully-diluted share represents a decrease from the fourth-quarter 2002 FFO of $0.25 per share. FFO of $18.3 million or $1.05 per fully-diluted share represents a decrease from 2002 FFO of $1.46 per share. The Company’s reported FFO is calculated using the Securities and Exchange Commission’s recent clarifications surrounding the inclusion of impairment charges in the calculation of FFO.

•	The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $8.1 million, a decrease from last year’s fourth-quarter EBITDA of $12.0 million. The Company’s EBITDA for 2003, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $45.6 million, compared to EBITDA of $54.4 million in the prior year. EBITDA and FFO are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP.

The Company sold five hotels during the year ended December 31, 2003, and the operating results of those properties are reflected in the financial statements as discontinued operations for all periods presented. The Company acquired the Radisson Suite Beach Resort on Marco Island, Florida in August 2003.

Details of Fourth Quarter and Full Year 2003 Results:

Revenues from continuing operations for fourth quarter were $64.3 million, compared with revenues of $62.5 million for the same period last year. Revenue per available room (RevPAR) for the 29 hotels owned as of the end of the fourth quarter decreased 2.5%, to $50.67 from last year’s $51.95. Occupancy fell from 56.0% to 54.1% while the average daily room rate increased 1.0%, to $93.71 from $92.82. During the fourth quarter, approximately 14,500 room nights were out of service related to renovation activity, or approximately 1.9% of the Company’s room inventory for the quarter. For the same period last year, there were approximately 3,800 room nights, or 0.5% of the Company’s room inventory, out of service due to renovation activity.

Hotel profit margins, defined as hotel profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, for the 25 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure for the fourth quarter of both years, averaged 21.3% for the fourth quarter compared with 23.4% for the 2002 period.

The Company’s property in Berkeley continued to negatively impact the operating results of the portfolio due to a lengthy renovation project, which continues to leave one building out of service. Excluding the Berkeley property’s RevPAR, the portfolio RevPAR decline would have been 1.4% for the fourth quarter. Additionally, the effect of Berkeley’s operations contributed almost half of the margin decline in the comparable properties for the quarter. Excluding Berkeley, the hotel profit margin would have been 22.1% for the quarter versus 23.2% for the prior year.

Included in the fourth-quarter 2003 results are $7.4 million of revenue and $2.5 million of gross profit related to condominium development at the White Sand Villas. The new building is scheduled to open in March 2004.

For the year, revenues from continuing operations for 2003 were $269.2 million, compared with revenues of $245.5 million for 2002. RevPAR for the 29 hotels owned as of the end of the year decreased 2.1% to $57.72 from last year’s $58.95. Occupancy fell one point, from 60.9% to 59.9%, while the average daily room rate decreased 0.5%, to $96.34 from $96.83.

Hotel profit margins for the year for the 24 comparable properties averaged 24.1% compared with 27.8% for 2002.

Capital Structure:

At December 31, 2003, the Company had $14.0 million of cash and cash equivalents, and total consolidated debt of $298.9 million. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $24.7 million.

During the fourth quarter, the Company closed on a $78.0 million secured revolving line of credit with a term of three years. The Company drew an initial $71.9 million under the facility and used the proceeds to repay two maturing facilities.

Recent Events:

The Company announced that it has received notification that the City of Portland has completed all necessary steps to acquire the Company’s Doubletree Portland Downtown property through eminent domain. The Company has been informed that the property will be redeveloped for use as student housing by Portland State University and that the transfer is scheduled to occur on March 2,

2004. The Company anticipates that the City will provide compensation in the amount of $19.7 million related to the acquisition. Pursuant to the terms of the Company’s $130.0 million term loan, which is secured by the hotel, the Company believes that the net proceeds from the condemnation will be used to reduce the outstanding loan balance or increase reserve accounts. Additionally, the Company anticipates selling the furniture, fixtures and equipment (FF&E) of the property to the City for an estimated $2.3 million. The Company believes that the proceeds from this potential sale will be deposited into the loan’s reserves.

The Company stated that the final portion of the Modification Agreement entered into with Hilton Hotels Corporation in 2003 has been completed. The property located in Yakima, Washington was converted from a Doubletree to a Clarion hotel. Additionally, the Hilton management agreement expired and the property is now being managed by a well-established regional management company.

Robert W. Boykin, Chairman and Chief Executive Officer, commented, “We are confident that the redevelopment projects at the Pink Shell Beach Resort will firmly establish the property as Ft. Myers’ premier destination resort. As such, we have decided to position the property as an independent hotel. Therefore, we ended the property’s affiliation with Best Western late in 2003. In 2004, our Radisson Inn in Ft. Myers was re-branded as a Best Western. We are anticipating that this change to Best Western will enhance the operating margins of the property.”

Mr. Boykin continued, “We are optimistic that 2004 will be the start of the recovery in the hospitality industry. We are continuing to focus on preparing ourselves to reap the full benefits of such recovery when it comes to fruition. Our ancillary conference center projects at our Berkeley and Omaha properties are in their ramp up period and our third ancillary conference center project, located at the Doubletree Portland Lloyd Center property, is scheduled to open this spring.”

Outlook:

Mr. Boykin concluded, “Due to continued uncertainty surrounding the economy, and specifically the hospitality and travel industries, we are not providing 2004 guidance at this time. We will continue to monitor the operating environment and will reinstate guidance when we feel that it can be meaningful to investors.”

The Company will hold a conference call with financial analysts to discuss fourth-quarter and full-year 2003 results at 2:00 p.m. Eastern Time today, February 24, 2004. A live webcast of the call can be heard on the Internet by visiting the Company’s website at www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.

Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns 29 hotels containing a total of 8,430 rooms located in 18 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at www.boykinlodging.com.

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.

The Company defines comparable properties as those that are consolidated into the Company’s financial statements and which are operated under the TRS structure for the period that is being discussed for both the current and prior year and are owned as of the last day of the most recent fiscal period.

The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.

The Company has made revisions to its calculations of FFO and EBITDA as a result of the Securities and Exchange Commission’s guidance on non-GAAP financial measures. Historically, the Company has reversed the impact of deferred lease revenue and impairment of real estate in its calculation of FFO and EBITDA. These adjustments will no longer be made and any prior-period amounts disclosed have been recalculated using the new method.

Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS, AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
OPERATING DATA:	2003	2002	2003	2002
Revenues:
Hotel revenues:
Rooms	$33,241	$33,822	$145,820	$148,043
Food and beverage	20,046	20,617	71,665	71,114
Other	2,834	2,826	12,836	12,907

Total hotel revenues	56,121	57,265	230,321	232,064
Lease revenue	783	684	1,958	4,730
Revenues from condominium development and unit sales	7,351	4,595	36,883	8,715

Total revenues	64,255	62,544	269,162	245,509
Expenses:
Hotel operating expenses:
Rooms	9,034	9,375	37,133	36,350
Food and beverage	13,290	14,872	50,268	49,476
Other direct	1,918	1,894	8,201	8,120
Indirect	18,682	16,266	73,960	67,399
Management fees to related party	1,281	1,079	4,746	3,973
Management fees to third party	104	500	1,364	2,770

Total hotel operating expenses	44,309	43,986	175,672	168,088
Property taxes, insurance and other	4,274	3,542	15,758	14,853
Cost of condominium development and unit sales	4,825	3,390	24,645	6,474
Real estate related depreciation and amortization	7,573	6,912	31,090	28,318
Corporate general and administrative	2,116	1,253	7,769	6,669
Impairment of real estate	2,800	—	2,800	—

Total operating expenses	65,897	59,083	257,734	224,402

Operating income (loss)	(1,642)	3,461	11,428	21,107
Interest income	52	85	226	357
Other income	108	378	392	966
Interest expense	(3,819)	(4,497)	(16,089)	(19,296)
Amortization of deferred financing costs	(223)	(614)	(1,927)	(2,125)
Minority interest in (earnings) loss of joint ventures	1,176	(26)	1,102	(133)
Minority interest in loss of operating partnership	788	401	2,005	666
Equity in loss of unconsolidated joint ventures	(52)	(611)	(870)	(2,040)

Loss before gain (loss) on sale/disposal of assets and discontinued operations	(3,612)	(1,423)	(3,733)	(498)
Gain (loss) on sale/disposal of assets	1,156	(18)	1,504	(18)

Loss before discontinued operations	(2,456)	(1,441)	(2,229)	(516)
Discontinued operations:
Operating income (loss) from discontinued operations, net of minority interest income (expense) of $328 for the year ended December 31, 2003 and $(5) and $(26) for the three months and year ended December 31, 2002, respectively	—	29	(1,851)	145
Gain on sale of assets, net of minority interest expense of $116 for the year ended December 31, 2003	—	—	654	—

Net loss	$(2,456)	$(1,412)	$(3,426)	$(371)
Preferred dividends	(1,188)	(1,109)	(4,751)	(1,109)

Net loss attributable to common shareholders	$(3,644)	$(2,521)	$(8,177)	$(1,480)

FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):
Net loss	$(2,456)	$(1,412)	$(3,426)	$(371)
Minority interest	(1,964)	(369)	(3,319)	(507)
Real estate related depreciation and amortization	7,573	6,912	31,090	28,318
Real estate related depreciation and amortization included in discontinued operations	—	494	627	1,856
(Gain) loss on sale of assets	(1,156)	18	(2,274)	18
Equity in loss of unconsolidated joint ventures	52	611	870	2,040
FFO adjustment related to joint ventures	1,593	(144)	2,324	(852)
Preferred dividends declared	(1,188)	(1,109)	(4,751)	(1,109)

Funds from operations after preferred dividends	$2,454	$5,001	$21,141	$29,393
Less: Funds from operations related to minority interest	333	680	2,866	4,002

Funds from operations attributable to common shareholders	$2,121	$4,321	$18,275	$25,391

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income (loss)	$(1,642)	$3,461	$11,428	$21,107
Other income	108	378	392	966
Interest income	52	85	226	357
Real estate related depreciation and amortization	7,573	6,912	31,090	28,318
EBITDA attributable to discontinued operations	—	714	(1,232)	2,799
Company’s share of EBITDA of unconsolidated joint ventures	804	469	2,667	1,030
EBITDA attributable to joint venture minority interest	1,164	(16)	1,058	(172)

EBITDA	$8,059	$12,003	$45,629	$54,405

BOYKIN LODGING COMPANY
PER SHARE DATA
(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
PER SHARE DATA:	2003	2002	2003	2002
Loss attributable to common shareholders before discontinued operations per share:
Basic	$(0.21)	$(0.15)	$(0.40)	$(0.09)
Diluted	$(0.21)	$(0.15)	$(0.40)	$(0.09)
Discontinued operations per share:
Basic	$0.00	$0.00	$(0.07)	$0.01
Diluted	$0.00	$0.00	$(0.07)	$0.01
Net loss attributable to common shareholders per share (a):
Basic	$(0.21)	$(0.15)	$(0.47)	$(0.09)
Diluted	$(0.21)	$(0.15)	$(0.47)	$(0.09)
FFO attributable to common shareholders per share:
Basic	$0.12	$0.25	$1.05	$1.47
Diluted	$0.12	$0.25	$1.05	$1.46
Weighted average common shares outstanding - Basic	17,344,380	17,272,755	17,336,258	17,248,173
Effect of dilutive securities:
Common stock options	39,586	42,870	18,332	51,523
Restricted share grants	125,020	80,104	115,062	83,063

Weighted average common shares outstanding - Diluted	17,508,986	17,395,729	17,469,652	17,382,759

     (a) per share amounts may not add due to rounding

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
HOTEL STATISTICS:	2003	2002	2003	2002
All Hotels (29 Hotels) (a) (b)
Hotel revenues	$63,094	$65,470	$266,363	$274,562
RevPAR	$50.67	$51.95	$57.72	$58.95
Occupancy	54.1%	56.0%	59.9%	60.9%
Average daily rate	$93.71	$92.82	$96.34	$96.83
Comparable Hotels (c)
Hotel revenues	$53,833	$57,399	$212,430	$226,815
RevPAR	$46.99	$50.18	$54.49	$57.98
Occupancy	52.5%	56.4%	59.7%	62.0%
Average daily rate	$89.45	$89.03	$91.23	$93.49

(a)	Includes all hotels owned or partially owned by Boykin as of December 31, 2003

(b)	Results calculated from including 35 lock-out rooms at the Radisson Suite Beach Resort on Marco Island

(c)	Includes hotels consolidated and operated under the TRS structure for periods presented as well as owned or partially owned by Boykin as of December 31, 2003

	December 31,	December 31,
SELECTED BALANCE SHEET INFORMATION:	2003	2002
Assets
Investment in hotel properties	$636,334	$588,432
Accumulated depreciation	(151,715)	(124,990)

Investment in hotel properties, net	484,619	463,442
Cash and cash equivalents including restricted cash	29,378	38,967
Accounts receivable	41,121	8,917
Investment in unconsolidated joint ventures	16,158	17,156
Other assets	13,910	17,616
Assets related to discontinued operations, net	—	29,433

Total Assets	$585,186	$575,531

Liabilities and Shareholders’ Equity
Outstanding debt	$298,889	$257,952
Accounts payable and accrued expenses	42,084	41,804
Minority interest in joint ventures	1,177	2,419
Minority interest in operating partnership	11,495	14,202
Liabilities related to discontinued operations	—	18,863
Shareholders’ equity	231,541	240,291

Total Liabilities and Shareholders’ Equity	$585,186	$575,531